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                                                                    Exhibit 10.1

              MEMORANDUM OF UNDERSTANDING RE: CONTINUING EMPLOYMENT
                                   ARRANGEMENT

From:   Stephen M. Greenberg

To:     Bruce D. Shoulson

Dated:  September 5, 2003

        This is to confirm our understanding that, commencing January 8, 2004, you will serve as Senior Legal Advisor to Net2Phone, Inc. under the following terms and conditions:

     1. Duties: You will provide legal advice and guidance to the Board of Directors and Senior Management of Net2Phone with respect to strategic and management matters, major transactions, significant litigation and other issues of material importance to the business of Net2Phone as the same may arise from time to time. You will also represent Net2Phone's interests in the resolution of conflict issues that may arise as the result of a merger or other unification of the activities of the legal departments of Net2Phone and IDT Corporation.

     2. Time and Place of Performance: It is anticipated that you will be available to perform your services an average of eight days each month, subject to vacations and holidays. You may render your services in person at the Net2Phone offices, or by telephone or on line (for which purpose you will have the use of a lap top computer), as you deem to be appropriate under the particular circumstances. You will continue to have the use of your current office and will be provided with necessary support and free parking as in the past.

     3. Compensation: For services rendered you will be paid at the rate of $120,000 per annum. Compensation shall be paid bi-weekly in arrears, in accordance with Net2Phone's standard payroll practices, and shall be subject to all required withholdings.

     4. Fringe and Other Benefits: Under the terms of your existing employment agreement dated January 8, 2001 with Net2Phone ("Employment
        Agreement"), Net2Phone is required to continue to provide you and your wife with all Welfare Benefits until at least August 12, 2005. Net2Phone will of course honor this obligation as well as all of its other obligations under the Employment Agreement, it being understood that nothing contained herein shall in any way diminish or adversely affect your rights or modify or reduce Net2Phone's obligations under the Employment Agreement. You will also continue to receive the standard monthly automobile allowance paid to Net2Phone Senior Management, shall be eligible to participate in the Net2Phone charitable matching gift program for the term of this employment arrangement and shall be entitled to all indemnification and insurance benefits accorded to all other attorneys employed by Net2Phone. It is understood


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        and agreed, that the term of your continued employment shall be considered as a continuation of the period of your service under the Employment Agreement for purposes of the vesting of your stock options. All 401(k) payments made or to be made on your behalf by Net2Phone for any period ending on or before January 8, 2004 will be deemed to be fully vested as of such date.

     5. Termination: This continued employment arrangement shall continue in effect until terminated at the end of any month on or after July 31, 2004 by either party for any reason upon no less than 30 days prior written notice. Any such termination shall be without prejudice to any rights that you may have pursuant to your existing Employment Agreement, as amended, and the effective date of the termination of this continued employment arrangement shall be deemed to be the first day of the four-year period following termination of employment during which your unexercised options may be exercised. Upon termination of this continued employment arrangement, all of your unvested stock options shall immediately become vested.

     6. Reimbursement for Expenses: Net2Phone shall reimburse you, in accordance with its usual practices, for all reasonable travel and other business expenses and disbursements that you may incur in the performance of your duties, including professional association dues.

                                                 Net2Phone, Inc.


                                                 By: /s/ Stephen M. Greenberg
                                                    --------------------------
                                                     Stephen M. Greenberg, CEO



Agreed to and Accepted:


/s/ Bruce D. Shoulson
-----------------------
Bruce D. Shoulson